Exhibit 99.3

Stillwater Employee Hotline Script

This document details the recorded remarks made by Mick McMullen for the Stillwater Employee Hotline.

•	Hello, this is Mick McMullen. Thank you for calling the Stillwater Employee Hotline.

•	Very early in the morning on December 9th, we announced that Stillwater Mining Company has agreed to be acquired by Sibanye, an independent mining group based in Johannesburg, South Africa, that owns and operates high-quality gold and platinum operations.

•	Sibanye is a leader in gold mining and expects to be a top-3 producer of PGMs after the transaction is completed.

•	In my conversations with Sibanye CEO Neal Froneman and his team, they have repeatedly stressed how impressed they have been with the work we have all done to turn Stillwater into what it is today.

•	This announcement is a testament to the significant operational and productivity improvements that Stillwater has achieved over the past several years. In particular, Sibanye has said they recognize the world-class nature of our asset base, our operational excellence, our skilled team and our strong commitment to the environment and workforce safety. The entire team deserves recognition for their contributions to this effort. The Board believes this transaction is the best way to capitalize on our success and return value to our shareholders. We expect that Sibanye will use this opportunity to ensure continued investment in and growth of the business over the long term. Let me tell you a bit of who Sibanye is and what their values are.

•	Sibanye was formed in November 2011, when it spun out from Gold Fields Limited. Since then, Sibanye has plotted a track of consistent success and built one of the strongest operations in our industry, building their portfolio of PGM assets through acquisition.

•	They’ve made numerous acquisitions in the past several years and those have all been very successful. I expect that this transaction will be no different in that regard.

•	Sibanye’s position as a leading producer of multiple precious metals gives it a unique footprint in our industry and provides much greater financial flexibility. With its more diverse footprint, Sibanye is less impacted by many of the pricing fluctuations that occasionally impact our business.

•	The company is led by CEO Neal Froneman, who plans to be out in Montana on Monday, December 12th with some other key leaders from the company, including Richard Stewart, EVP Business Development, and James Wellsted, SVP Investor Relations.

•	The transaction is expected to close in the second quarter of 2017 and very little is expected to change for Stillwater employees. Some parts of the integration planning process will begin relatively soon, but the actual integration will not begin until the deal closes. After the close, Stillwater will be a wholly owned subsidiary of Sibanye.

•	I have been in close contact with the leaders of Sibanye and I believe that this is a great fit for Stillwater. The Sibanye team has said that they recognize they are gaining not just our unique portfolio of long-life and high-grade assets, but also our exceptional team. They have said they intend to learn from our best practices and are committed to building on the success we have achieved to date. As you know, at Stillwater, we highly value our social license, and we believe that under Sibanye’s leadership we will be able to continue that focus. In particular, we believe Sibanye shares our commitment to the safety, health and wellbeing of its workforce and will continue the safety initiatives and measures already underway at Stillwater. Sibanye has indicated that they plan to maintain Stillwater’s presence in Montana and to build relationships with you and our many important stakeholders in the local area.

•	Sibanye has indicated to us that, like Stillwater, they are committed to continuous improvements in safety and strive to prevent all accidents through a focus on compliance and the systematic reduction of employees’ exposure to risk in the work environment.

•	To conclude, I want to point out that this transaction is the culmination of the hard work of Stillwater’s employees and leadership team, and is a reflection of the great progress we have made in reducing costs of metals sold, boosting our productivity and improving safety metrics.

•	Thank you all for your contributions to the progress that we’ve made and the significant achievements we’ve delivered.

•	Stillwater is in a better position today than ever before and we are confident that these are all trends that will continue under new ownership.

•	I believe that we have found a company and a leadership team that is very much aligned with Stillwater’s goals and I feel good about the future of the company.

•	If you have questions about the transaction, you should feel free to reach out to your manager.

•	This is an important day for Stillwater as we join a world-leader in the industry – one who recognizes the strength of our assets and our operational excellence and wants to learn from our best practices. We have a tremendous opportunity ahead, and I am optimistic that this transaction will provide significant benefits for all of us here at Stillwater – as well as for our future with Sibanye.

•	Thank you.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This communication does not constitute the solicitation of any vote, proxy or approval. In connection with the proposed transaction, Stillwater intends to file with the SEC relevant materials, including a proxy statement. The proxy statement and other relevant documents will be sent or otherwise disseminated to Stillwater’s shareholders and will contain important information about the proposed transaction and related matters. STILLWATER SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant documents may also be obtained, free of charge, on the SEC’s website (http://www.sec.gov), when available. Stillwater shareholders may obtain free copies of the proxy statement by contacting Stillwater’s Investor Relations department at (720) 502-7671 or via e-mail at investor-relations@stillwatermining.

PARTICIPANTS IN THE SOLICITATION

Stillwater, Sibanye and their respective directors and officers may be deemed participants in the solicitation of proxies of Stillwater’s shareholders in connection with the proposed transaction. Stillwater’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the officers of Stillwater in Stillwater’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 22, 2016, and regarding the directors of Stillwater in Stillwater’s proxy statement filed with the SEC on March 23, 2016, for its 2016 Annual Meeting of Shareholders. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement that Stillwater intends to file with the SEC.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target,” “will,” “forecast,” “expect,” “potential,” “intend,” “estimate,” “anticipate,” “can” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Statements related to expected timing of the transactions (including completion), pricing expectations, levels of output, supply and demand, information related to the Blitz Project and estimations or expectations of enterprise value, EBTIDA and net asset values, are forward-looking statements. The forward-looking statements contained in this filing involve a number of known and unknown risks, uncertainties and other factors, many of which are difficult to predict and generally beyond the control of Stillwater, that could cause Stillwater’s actual results and outcomes to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation: Sibanye’s or Stillwater’s ability to complete the proposed transaction; the inability to complete the proposed transaction due to failure to obtain approval of the shareholders of Sibanye or Stillwater or other conditions in the Merger Agreement; and changes in the market price of gold, platinum group metals (“PGMs”) and/or uranium. These forward-looking statements speak only as of the date of this filing.

Stillwater does not undertake any obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.